Exhibit 5.1

O’Melveny & Myers LLP 7 Times Square Tower New York, NY 10036	T: +1-212-326-2000 F: +1-212-326-2061 omm.com

November 4, 2022

Dragonfly Energy Holdings Corp.

1190 Trademark Drive #108

Reno, Nevada 89521

Re:	Dragonfly Energy Holdings Corp. – Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special counsel to Dragonfly Energy Holdings Corp., a Delaware corporation (the “Company”), in connection with its filing on the date hereof with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), including a related prospectus filed with the Registration Statement (the “Prospectus”), relating to the registration of:

(i) the proposed resale, from time to time in one or more offerings, of:

(a) up to 31,290,514 outstanding shares (the “Consideration Shares”) of common stock, par value $0.0001 per share (the “Common Stock”) that were issued as consideration in connection with the consummation of the Transactions (as defined in the Prospectus);

(b)up to 3,664,975 shares of Common Stock subject to vesting and/or exercise of Dragonfly Energy Corp. equity awards that were issued under the Dragonfly Energy Corp. 2019 Stock Incentive Plan and the Dragonfly Energy Corp. 2021 Stock Incentive Plan and assumed in connection with the Business Combination (as defined in the Prospectus) (the “Option Shares”);

(c)15,000 shares of Common Stock (the “PIPE Investment Shares”) purchased by Chardan Capital Markets LLC in the PIPE Investment (as defined in the Prospectus);

(d)up to 3,162,500 outstanding shares of Common Stock (the “Founder Shares” and, together with the Consideration Shares, the Option Shares and the PIPE Investment Shares, the “Shares”) that were originally issued in a private placement at the time of the Chardan NexTech Acquisition 2 Corp. initial public offering (the “CNTQ IPO”);

(e) 4,627,858 warrants (the “Private Warrants”) that were originally issued in the CNTQ IPO;

(f) the $10 Warrants (as defined in the Prospectus) to initially acquire 1,600,000 shares of Common Stock that were originally issued to the Term Loan Lenders (as defined in the Prospectus);

Austin • Century City • Dallas • Los Angeles • Newport Beach • New York • San Francisco • Silicon Valley • Washington, DC

Beijing • Brussels • Hong Kong • London • Seoul • Shanghai • Singapore • Tokyo

(g)the Penny Warrants (as defined in the Prospectus) to initially acquire 2,593,056 shares of Common Stock that were originally issued to the Term Loan Lenders;

(h) 4,627,858 shares of Common Stock (the “Private Warrant Shares”) issuable upon the exercise of the Private Warrants;

(i)9,487,500 shares of Common Stock (the “Public Warrant Shares”) issuable upon the exercise of the Public Warrants (as defined below);

(j) 1,600,000 shares of Common Stock (the “$10 Warrant Shares”) issued upon the exercise of the $10 Warrants issued as part of the Term Loan (as defined in the Prospectus);

(k) 2,593,056 shares of Common Stock (the “Penny Warrant Shares”) issuable upon the exercise of the Penny Warrants issued as part of the Term Loan;

in each case, by the selling securityholders (the “Selling Securityholders”) named in the Prospectus; and

(ii)

the issuance by the Company of up to 18,308,414 shares of Common Stock (the “Warrant Shares”), comprised of (a) the 9,487,500 Public Warrant Shares that are issuable by the Company upon the exercise of the public warrants sold as part of the units in the CNTQ IPO (the “Public Warrants” and, together with, the Private Warrants, the $10 Warrants and the Penny Warrants, the “Warrants”), (b) the 4,627,858 Private Warrant Shares, (c) the 1,600,000 $10 Warrant Shares and (d) the 2,593,056 Penny Warrant Shares. The Public Warrants and Private Warrants entitle the holder thereof to purchase one share of our Common Stock for $11.50 per share. The $10 Warrants and Penny Warrants entitle the holder thereof to purchase one share of our Common Stock for $10 per share and $0.01 per share, respectively, subject to weighted average anti-dilution protection.

All of the Shares and the Warrants are being registered on behalf of the Selling Securityholders. The (i) Private Warrants and Public Warrants were issued pursuant to a Warrant Agreement, dated October 19, 2022, between the Company and American Stock Transfer & Trust Company, LLC, as warrant agent (the “Warrant Agreement”) and (ii) $10 Warrants and Penny Warrants were issued upon the closing of the business combination on October 7, 2022 in connection with the Term Loan. The Warrant Agreement, form of warrant certificate, form of $10 Warrant and form of Penny Warrant are filed as exhibits to the Registration Statement.

In connection with the opinions expressed herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copies. To the extent the Company’s obligations depend on the enforceability of any agreement against the other parties to such agreement, we have assumed that such agreement is enforceable against such other parties. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company. In addition, we have obtained and relied upon those certificates of public officials we considered appropriate.

In connection with each of the opinions expressed below, we have assumed that, at or prior to the time of delivery of any Shares, Warrant Shares or Warrants: (i) the Registration Statement has become effective and such effectiveness has not been terminated or rescinded; (ii) upon issuance of any Option Shares and/or Warrant Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Company’s Amended and Restated Certificate of Incorporation; (iii) there has not occurred any change in law or further action by the Company’s board of directors, in any case affecting the validity of such Shares, Warrant Shares or Warrants or enforceability of such Warrant Agreement; (iv) the Exercise Price (as defined in the Warrants) will not be adjusted to an amount below the par value per share of the shares of Common Stock; and (v) the exercise prices related to the Option Shares (as set forth in the Dragonfly Energy Corp. 2019 Stock Incentive Plan (the “2019 Plan”) and Dragonfly Energy Corp. 2021 Stock Incentive Plan (the “2021 Plan”)) will not be adjusted to an amount below the par value per share of the shares of Common Stock. We have also assumed that none of the sale and delivery of such Shares, the issuance and delivery of the Option Shares and the Warrant Shares or the compliance by the Company with the terms of the Warrant Agreement, the $10 Warrants, the Penny Warrants, the 2019 Plan and the 2021 Plan will violate any applicable law or public policy or result in a violation of any provision of any instrument or agreement then binding upon the Company or any restriction imposed by any court or governmental body having jurisdiction over the Company.

On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that:

1.	The Warrants constitute the legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.
2.

Upon the exercise of the Warrants, when the Warrant Shares are issued by the Company against payment therefor in accordance with the terms of the Warrant Agreement, the $10 Warrants and the Penny Warrants, as applicable, and in an amount not less than the par value per thereof, the Warrant Shares will be validly issued, fully paid and non-assessable.

3.

Upon the exercise of the equity awards underlying the Option Shares, when the Option Shares are issued by the Company against payment therefor in accordance with the terms of the 2019 Plan and 2021 Plan and in an amount not less than the par value thereof, the Option Shares will be validly issued, fully paid and non-assessable.

4.	The Shares have been duly authorized by all necessary corporate action on the part of the Company and are validly issued, fully paid and non-assessable.

Our opinion as set forth in paragraph 1 above is subject to (a) the effects of bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws) and (b) general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding at law or in equity.

We express no opinion as to any provision of the Warrants that: (i) provides for economic remedies to the extent such provisions may constitute unlawful penalties, (ii) relates to advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury, or procedural rights, (iii) restricts non-written modifications and waivers, (iv) provides for the payment of legal and other professional fees where such payment is contrary to law or public policy, (v) relates to exclusivity, election or accumulation of rights or remedies, (vi) authorizes or validates conclusive or discretionary determinations, or (vii) provides that provisions of the Warrants are severable to the extent an essential part of the agreed exchange is determined to be invalid and unenforceable.

The law covered by this opinion is limited to the present law of the State of New York and the current General Corporation Law of the State of Delaware. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, as amended, or the rules and regulations of the Commission promulgated thereunder, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the Prospectus included in the Registration Statement or any prospectus supplement, other than as expressly stated herein with respect to the Shares, the Warrants and the Warrant Shares.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement, and to the reference to O’Melveny & Myers LLP under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Respectfully submitted,

/s/ O’Melveny & Myers LLP